Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
August 7, 2013		(973) 802-2824
scot.hoffman@prudential.com

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2013 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses of $1.090 billion, or $2.30 per Common share, compared to $1.38 per Common share for year-ago quarter.

Financial Services Businesses Second Quarter Highlights

•	Pre-tax adjusted operating income up $660 million or 77% from year-ago quarter, with increases in each operating division.

•	International Insurance earnings up 25%.

•	Record high earnings in Prudential Retirement, reflecting contribution to results from two significant pension risk transfer transactions in late 2012.

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Retirement account values surpass $300 billion milestone, reaching $301.8 billion at June 30 for a 23% increase from a year earlier; gross deposits and sales for the quarter of $8.1 billion, net additions $2.0 billion.

•	Asset Management institutional and retail net flows, excluding money market, total $5.6 billion; segment assets under management $826.0 billion at June 30, up 10% from a year earlier.

•	Individual Annuity account values $141.5 billion at June 30, up 14% from a year earlier; gross sales for the quarter of $2.5 billion, net sales $517 million.

•	U.S. Individual Life and Group Insurance earnings up $69 million, reflecting improved individual life mortality and contribution from in force business acquired from The Hartford in January 2013.

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U.S. Individual Life annualized new business premiums $184 million, compared to $91 million a year ago; expanded distribution from Hartford Life acquisition contributes $58 million to current quarter sales.

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•	Significant items included in current quarter adjusted operating income:

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Pre-tax net benefit of $75 million in Individual Annuities, including reduced amortization of deferred policy acquisition and other costs and release of reserves for guaranteed death and income benefits reflecting market performance.

•	Pre-tax charge of $11 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

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Pre-tax charge of $6 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•	Pre-tax charge of $16 million in Corporate and Other operations for writeoff of issuance costs on debt securities redeemed prior to maturity.

•	Net loss of Financial Services Businesses attributable to Prudential Financial, Inc. for second quarter 2013 of $524 million, or $1.13 per Common share.

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The current quarter net loss reflects pre-tax charges of approximately $1.6 billion from net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. The current quarter net loss also reflects pre-tax charges of $953 million from changes in market value of derivatives primarily related to the Company’s investment duration management programs.

•	Other financial highlights:

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GAAP book value for Financial Services Businesses, $33.7 billion or $71.93 per Common share at June 30, 2013, compared to $37.1 billion or $79.19 per Common share at December 31, 2012. Book value per Common share excluding total accumulated other comprehensive income, $54.18 at June 30, 2013 compared to $57.86 at December 31, 2012.

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Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net loss, book value per Common share excluding total accumulated other comprehensive income reached $60.14 at June 30, 2013, an increase of $1.90 since December 31 after payment of two quarterly Common Stock dividends totaling 80 cents per share.

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Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $16.0 billion at June 30, 2013 compared to $18.6 billion at December 31, 2012; gross unrealized losses of $4.4 billion at June 30, 2013, compared to $2.1 billion at December 31, 2012.

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During the second quarter, the Company acquired 3.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $64.45 per share under the June 2012 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock through June 2013, bringing total repurchases under that authorization to $400 million. From the commencement of share repurchases in July 2011 through June 30, 2013, the Company has acquired 35.2 million shares of its Common Stock under its share repurchase authorizations at a total cost of $1.9 billion, for an average price of $54.00 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $1.090 billion ($2.30 per Common share) for the second quarter of 2013, compared to $648 million ($1.38 per Common share) for the year-ago quarter. The net loss for the Financial Services Businesses attributable to Prudential Financial, Inc. was $524 million ($1.13 per Common share) for the second quarter of 2013, compared to net income of $2.229 billion ($4.69 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first half of 2013, after-tax adjusted operating income for the Financial Services Businesses amounted to $2.172 billion ($4.59 per Common share) compared to $1.415 billion ($3.00 per Common share) for the first half of 2012. The first half 2013 net loss for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.245 billion ($2.68 per Common share) compared to net income of $1.269 billion ($2.69 per Common share) for the first half of 2012.

The Company acquired The Hartford’s individual life insurance business through a reinsurance transaction on January 2, 2013. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

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As a result of the sale, on July 1, 2013, of the Company’s wealth management solutions operation, for which results were previously reported within the Asset Management segment, results for this operation have been classified as “divested businesses” and excluded from adjusted operating income for all periods presented.

“We are pleased to report strong results for the second quarter and first half of the year, driven by solid earnings growth in each of our Divisions. In the U.S., our market-leading pension risk transfer transactions late last year contributed to record-high earnings for the quarter in the Retirement business. We are continuing to benefit from the quality book of business, talented staff, and expanded distribution that came to us with our acquisition of The Hartford’s individual life insurance business in January, with integration well on track. Our International Insurance business continues to perform well, building on a sustained track record of success based on delivering protection and retirement solutions tailored to clients’ financial security needs over a lifetime,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $847 million for the second quarter of 2013, compared to $306 million in the year-ago quarter.

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The Individual Annuities segment reported adjusted operating income of $400 million in the current quarter, compared to $107 million in the year-ago quarter. Current quarter results benefited $75 million from a net reduction in amortization of deferred policy acquisition and other costs and net reductions in reserves for guaranteed minimum death and income benefits, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net charge of $124 million from adjustment of these items to reflect an update of estimated profitability. The foregoing benefit to current quarter results and charge to year-ago quarter results were largely driven by market performance relative to our assumptions during the respective periods. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $94 million from the year-ago quarter. The increase reflected higher asset-based fees due to growth in variable annuity account values, net of related amortization of deferred policy acquisition and other costs and asset-based commissions.

The Retirement segment reported adjusted operating income of $279 million for the current quarter, compared to $147 million in the year-ago quarter. The increase reflected a $95 million greater net contribution from investment results, including about $35 million of returns on non-coupon asset classes that we estimate to be above average expectations. Current quarter results also benefited $28 million from a greater contribution from case experience on group annuity and similar contracts, about half of which is associated with a true-up in reported deaths reflecting a change in benefits administration. These greater contributions to results were driven largely by two significant pension risk transfer transactions consummated during the fourth quarter of 2012. The remainder of the current quarter increase in Retirement segment adjusted operating income reflected higher fees associated with growth in account values.

The Asset Management segment reported adjusted operating income of $168 million for the current quarter, compared to $52 million in the year-ago quarter. The current quarter contribution to results from the segment’s incentive, transaction, strategic investing and commercial mortgage activities was $79 million greater than in the year-ago quarter, primarily reflecting the inclusion in year-ago quarter results of a $75 million charge for an

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impairment related to our investment in a real estate fund. Excluding the contribution from these segment activities, Asset Management segment adjusted operating income increased $37 million from the year-ago quarter. This increase came primarily from higher asset management fees reflecting growth in assets under management, net of expenses.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $163 million for the second quarter of 2013, compared to $94 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $141 million for the current quarter, compared to $61 million in the year-ago quarter. Current quarter results reflect absorption of $11 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business. Excluding these integration costs, adjusted operating income increased $91 million from the year-ago quarter. This increase included an estimated contribution of $42 million from the acquired in force business. The remainder of the increase in Individual Life results was largely driven by improved mortality experience on legacy Prudential business, partly offset by higher distribution costs reflecting expanded third party distribution and greater current quarter sales.

The Group Insurance segment reported adjusted operating income of $22 million in the current quarter, compared to $33 million in the year-ago quarter. The decrease was largely driven by less favorable group life claims experience, partly offset by more favorable disability claims experience.

The International Insurance segment reported adjusted operating income of $850 million for the second quarter of 2013, compared to $678 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $368 million for the current quarter, compared to $374 million in the year-ago quarter. Higher expenses and less favorable mortality experience in the current quarter more than offset the benefit of continued business growth and a favorable impact of $13 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

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The segment’s Gibraltar Life and Other operations reported adjusted operating income of $482 million for the current quarter, compared to $304 million in the year-ago quarter. Results for the current quarter reflect absorption of $6 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011, while results for the year-ago quarter include $38 million of such costs. Excluding these integration costs, adjusted operating income increased $146 million from the year-ago quarter. This increase reflected an approximately $80 million greater contribution from investment results, about half of which came from non-coupon asset classes primarily driven by favorable market performance, and approximately $25 million from a greater level of policy surrenders, net of less favorable mortality experience. Current quarter results also benefited from continued business growth, and from approximately $55 million of cost savings resulting from business integration synergies compared to approximately $40 million in the year-ago quarter. Current quarter results also benefited $11 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $347 million in the second quarter of 2013, compared to a loss of $225 million in the year-ago quarter. Current quarter results include a charge of $16 million to write off bond issuance costs on debt securities redeemed prior to maturity. Excluding this charge, the loss from Corporate and Other operations increased $106 million in comparison to the year-ago quarter, reflecting higher expenses and greater interest expense, net of investment income.

Assets under management amounted to $1.044 trillion at June 30, 2013, compared to $1.060 trillion at December 31, 2012 and $961 billion at June 30, 2012.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $524 million for the second quarter of 2013, compared to net income of $2.229 billion in the year-ago quarter.

The current quarter net loss includes $2.230 billion of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-

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tax losses of $1.560 billion representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. Pre-tax net realized investment losses for the current quarter also include net losses of $953 million from changes in market value of derivatives primarily related to the Company’s investment duration management programs. In addition, current quarter pre-tax net realized investment losses include net losses of $124 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products as well as mark to market of derivatives under a capital hedge program. Net realized investment losses also reflect losses from impairments and sales of credit-impaired investments amounting to $34 million. The foregoing losses were partly offset by net gains from general portfolio activities.

At June 30, 2013, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.446 billion, including $4.154 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $207 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.146 billion at December 31, 2012. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $15.993 billion at June 30, 2013, compared to $18.606 billion at December 31, 2012.

The net loss for the current quarter reflects pre-tax decreases of $471 million in recorded asset values and $471 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also reflects a pre-tax loss of $84 million from divested businesses, primarily relating to long term care insurance and largely driven by changes in market value of derivatives used in investment duration management for this business.

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Net income of the Financial Services Businesses for the year-ago quarter included $2.030 billion of pre-tax net realized investment gains and related charges and adjustments, primarily driven by net changes in value relating to foreign currency exchange rates, and pre-tax increases of $4 million in recorded assets and pre-tax decreases of $54 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $4 million for the second quarter of 2013, compared to a pre-tax loss of $2 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $3 million for the second quarter of 2013, compared to a net loss of $5 million for the year-ago quarter.

For the first half of 2013, the Closed Block Business reported income from continuing operations before income taxes of $23 million, compared to $28 million for the first half of 2012. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $18 million for the first half of 2013, compared to $16 million for the first half of 2012.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss attributable to Prudential Financial, Inc. of $521 million for the second quarter of 2013 compared to net income of $2.224 billion for the year-ago quarter, and reported a net loss attributable to Prudential Financial, Inc. of $1.227 billion for the first half of 2013 compared to net income of $1.285 billion for the first half of 2012.

Share Repurchases

During the second quarter of 2013, the Company acquired 3.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $64.45 per share. From the commencement of repurchases in July 2011, through June 30, 2013, the Company acquired 35.2 million shares of its Common Stock at a total cost of $1.9 billion, for an average price of $54.00 per share. The current quarter repurchases were under an authorization by Prudential’s Board of Directors in June 2012 to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock through June 2013. On June 11, 2013, the Company announced that its Board of Directors authorized further repurchases at management’s discretion of up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2013 through June 30, 2014.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are

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generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection

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Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating

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hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2012, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 8, 2013 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 8, through August 15, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 272223.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of June 30, 2013, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$6,115	$6,695	$12,444	$12,675
Policy charges and fee income	1,460	1,085	2,885	2,163
Net investment income	2,901	2,526	5,722	5,026
Asset management fees, commissions and other income	1,247	925	2,490	1,847

Total revenues	11,723	11,231	23,541	21,711

Benefits and expenses:
Insurance and annuity benefits	6,171	6,404	12,503	11,888
Interest credited to policyholders’ account balances	929	971	1,895	1,919
Interest expense	331	311	658	619
Other expenses	2,779	2,692	5,484	5,381

Total benefits and expenses	10,210	10,378	20,540	19,807

Adjusted operating income before income taxes	1,513	853	3,001	1,904
Income taxes, applicable to adjusted operating income	423	205	829	489

Financial Services Businesses after-tax adjusted operating income (1)	1,090	648	2,172	1,415

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(2,230)	2,030	(5,233)	192
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(471)	4	(376)	238
Change in experience-rated contractholder liabilities due to asset value changes	471	54	328	(192)
Divested businesses	(84)	22	(55)	23
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	31	8	1	13

Total reconciling items, before income taxes	(2,283)	2,118	(5,335)	274
Income taxes, not applicable to adjusted operating income	(697)	536	(1,938)	422

Total reconciling items, after income taxes	(1,586)	1,582	(3,397)	(148)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(496)	2,230	(1,225)	1,267
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(30)	(9)	(23)	(13)

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(526)	2,221	(1,248)	1,254
Earnings attributable to noncontrolling interests	35	15	77	26

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(491)	2,236	(1,171)	1,280
Income from discontinued operations, net of taxes	2	8	3	15

Net income (loss) of Financial Services Businesses	(489)	2,244	(1,168)	1,295
Less: Income attributable to noncontrolling interests	35	15	77	26

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(524)	$2,229	$(1,245)	$1,269

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$2.30	$1.38	$4.59	$3.00
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(4.72)	4.29	(11.09)	0.40
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(1.00)	0.01	(0.80)	0.50
Change in experience-rated contractholder liabilities due to asset value changes	1.00	0.11	0.70	(0.40)
Divested businesses	(0.18)	0.05	(0.12)	0.05
Difference in earnings allocated to participating unvested share-based payment awards	0.02	(0.03)	0.04	—

Total reconciling items, before income taxes	(4.88)	4.43	(11.27)	0.55
Income taxes, not applicable to adjusted operating income	(1.44)	1.14	(3.99)	0.89

Total reconciling items, after income taxes	(3.44)	3.29	(7.28)	(0.34)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	(1.14)	4.67	(2.69)	2.66
Income from discontinued operations, net of taxes	0.01	0.02	0.01	0.03

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(1.13)	$4.69	$(2.68)	$2.69

Weighted average number of outstanding Common shares (basic)	464.1	466.1	464.2	467.7

Weighted average number of outstanding Common shares (diluted)	472.2	473.5	471.9	475.5

Direct equity adjustment for earnings per share calculation (2)	$1	$8	$5	$16
Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$5	$9	$9
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$11	$6	$21	$14
Income from continuing operations (after-tax) of Financial Services Businesses	$2	$21	$4	$13
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$33,749	$36,593
Per share of Common Stock - diluted	71.93	78.14
Attributed equity excluding accumulated other comprehensive income	$25,423	$28,687
Per share of Common Stock - diluted	54.18	61.26
Number of diluted shares at end of period	469.2	468.3

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$400	$107	$772	$528
Retirement	279	147	507	303
Asset Management	168	52	347	184

Total U.S. Retirement Solutions and Investment Management Division	847	306	1,626	1,015

Individual Life	141	61	278	173
Group Insurance	22	33	31	(7)

Total U.S. Individual Life and Group Insurance Division	163	94	309	166

International Insurance	850	678	1,727	1,275

Total International Insurance Division	850	678	1,727	1,275

Corporate and Other operations	(347)	(225)	(661)	(552)

Financial Services Businesses adjusted operating income before income taxes	1,513	853	3,001	1,904

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(2,230)	2,030	(5,233)	192
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(471)	4	(376)	238
Change in experience-rated contractholder liabilities due to asset value changes	471	54	328	(192)
Divested businesses	(84)	22	(55)	23
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	31	8	1	13

Total reconciling items, before income taxes	(2,283)	2,118	(5,335)	274

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(770)	$2,971	$(2,334)	$2,178

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,453	$5,358	$6,677	$10,317

Net sales	$517	$3,698	$2,924	$6,938

Total account value at end of period	$141,474	$124,094

Retirement Segment:
Full Service:
Deposits and sales	$3,697	$4,363	$9,376	$9,009

Net additions (withdrawals)	$75	$692	$1,078	$(1,765)

Total account value at end of period	$157,738	$142,405

Institutional Investment Products:
Gross additions	$4,360	$8,457	$8,205	$12,856

Net additions	$1,898	$5,625	$3,424	$8,486

Total account value at end of period	$144,101	$102,443

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$319.1	$289.2
Retail customers	152.4	131.7
General account	354.5	331.4

Total Investment Management and Advisory Services	$826.0	$752.3

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$14.8	$11.2	$29.2	$25.3

Net additions, other than money market	$3.1	$—	$10.0	$5.4

Retail Assets Under Management (in billions):
Gross additions, other than money market	$12.4	$9.5	$23.3	$18.9

Net additions, other than money market	$2.5	$3.6	$4.3	$6.9

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$7	$5	$16	$9
Universal life	124	42	281	76
Term life	53	44	103	85

Total	$184	$91	$400	$170

Group Insurance Annualized New Business Premiums (4):
Group life	$15	$24	$163	$235
Group disability	7	19	52	100

Total	$22	$43	$215	$335

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$753	$1,164	$1,557	$2,027

Constant exchange rate basis	$850	$1,171	$1,710	$2,021

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Closed Block Business Data:
Income Statement Data:
Revenues	$1,464	$1,678	$2,983	$3,153
Benefits and expenses	1,460	1,680	2,960	3,125

Income (loss) from continuing operations before income taxes	4	(2)	23	28

Income taxes	1	2	5	11

Closed Block Business income (loss) from continuing operations	3	(4)	18	17
Income (loss) from discontinued operations, net of taxes	—	(1)	—	(1)

Closed Block Business net income (loss)	3	(5)	18	16
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$3	$(5)	$18	$16
Direct equity adjustment for earnings per share calculation (2)	(1)	(8)	(5)	(16)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$2	$(13)	$13	$—
Income (loss) from continuing operations per share of Class B Stock	$1.00	$(6.00)	$6.50	$0.50
Income (loss) from discontinued operations, net of taxes per share of Class B Stock	—	(0.50)	—	(0.50)

Net income (loss) per share of Class B Stock	$1.00	$(6.50)	$6.50	$—
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,399	$1,462
Per Share of Class B Stock	699.50	731.00
Attributed equity excluding accumulated other comprehensive income	$1,276	$1,271
Per Share of Class B Stock	638.00	635.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$10,044	$16,136	$20,229	$25,759
Benefits and expenses	10,810	13,167	22,540	23,553

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(766)	2,969	(2,311)	2,206
Income tax expense (benefit)	(273)	743	(1,104)	922

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(493)	2,226	(1,207)	1,284
Equity in earnings of operating joint ventures, net of taxes	5	6	54	13

Income (loss) from continuing operations	(488)	2,232	(1,153)	1,297
Income from discontinued operations, net of taxes	2	7	3	14

Consolidated net income (loss)	(486)	2,239	(1,150)	1,311
Less: Income attributable to noncontrolling interests	35	15	77	26

Net income (loss) attributable to Prudential Financial, Inc.	$(521)	$2,224	$(1,227)	$1,285

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$(524)	$2,229	$(1,245)	$1,269
Closed Block Business	3	(5)	18	16

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$(521)	$2,224	$(1,227)	$1,285

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$705.6	$647.5
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$826.0	$752.3
Non-proprietary assets under management	174.4	176.2

Total managed by U.S. Retirement Solutions and Investment Management Division	1,000.4	928.5
Managed by U.S. Individual Life and Group Insurance Division	21.5	13.6
Managed by International Insurance Division	21.8	19.0

Total assets under management	1,043.7	961.1
Client assets under administration	106.2	67.6

Total assets under management and administration	$1,149.9	$1,028.7

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three and six months ended June 30, 2013 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of common stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 80 per U.S. dollar; Korean won 1160 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.